Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Power & Digital Infrastructure Acquisition Corp. on Form S-4 of our report dated July 30, 2021 with respect to our audits of the financial statements of Blockcap, Inc. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from February 19, 2020 (inception) through December 31, 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

August 11, 2021